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JDN Realty Corporation
Computation of Ratio of Earnings to Fixed Charges
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
                                                                 Three months ended September 30,    Nine months ended September 30,
                                                                       1999            1998                1999             1998
                                                                     --------        --------            --------         --------
Fixed Charges:
      Interest Expense (including
          amortization of deferred debt cost)                        $  7,533        $  4,867            $ 20,636         $ 12,421
      Interest Capitalized                                              2,101           1,852               5,384            4,573
                                                                     --------        --------            --------         --------
               Total Fixed Charges                                   $  9,634        $  6,719            $ 26,020         $ 16,994
                                                                     ========        ========            ========         ========
Earnings:
      Net (loss) before income tax benefit, net gain (loss)
         on real estate sales extraordinary items and
         cumalative effect of change in accounti                     $ 12,534        $ 10,261            $ 37,010         $ 29,341
      Fixed Charges                                                     9,634           6,719              26,020           16,994
      Capitalized Interest                                             (2,101)         (1,852)             (5,384)          (4,573)
                                                                     --------        --------            --------         --------
               Total Earnings                                        $ 20,067        $ 15,128            $ 57,646         $ 41,762
                                                                     ========        ========            ========         ========
Ratio of Earnings to Fixed Charges                                       2.08            2.25                2.22             2.46
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